BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

090503

Certificate to Accompany Restated Articles or Amended and Restated Articles

(PURSUANT TO NRS)

Filed in the office of	Document Number 20160064494-56
Barbara K. Cegavske	Filing Date and Time 02/11/2016 12:50 PM
Barbara K. Cegavske Secretary of State State of Nevada	Entity Number C13249-1999

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

This Form is to Accompany Restated Articles or Amended and Restated Articles of Incorporation

(Pursuant to NRS 78.403, 82.371, 86.221, 87A, 88.355 or 88A.250)

(This form is also to be used to accompany Restated Articles or Amended and Restated Articles for Limited-Liability Companies, Certificates of Limited Partnership, Limited-Liability Limited Partnerships and Business Trusts)

1. Name of Nevada entity as last recorded in this office:

The Chron Organization, Inc.

2. The articles are: (mark only one box) ☐ **Restated** ☒ **Amended and Restated**

Please entitle your attached articles "Restated" or "Amended and Restated," accordingly.

3. Indicate what changes have been made by checking the appropriate box:*

- ☐ No amendments; articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the board of directors adopted on:
  The certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate.
- ☐ The entity name has been amended.
- ☐ The registered agent has been changed. (attach Certificate of Acceptance from new registered agent)
- ☐ The purpose of the entity has been amended.
- ☒ The authorized shares have been amended.
- ☒ The directors, managers or general partners have been amended.
- ☐ IRS tax language has been added.
- ☒ Articles have been added.
- ☒ Articles have been deleted.
- ☐ Other. The articles or certificate have been amended as follows: (provide article numbers, if available)

4. Effective date and time of filing: (optional) Date: Time:

(must not be later than 90 days after the certificate is filed)

* This form is to accompany Restated Articles or Amended and Restated Articles which contain newly altered or amended articles. The Restated Articles must contain all of the requirements as set forth in the statutes for amending or altering the articles for certificates.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

of

THE CHRON ORGANIZATION, INC.

ARTICLE ONE

The Chron Organization, Inc., a Nevada corporation (the "***Corporation***"), pursuant to the provisions of Section 78.403 of the Nevada Revised Statutes (the "***NRS***"), hereby adopts these Amended and Restated Articles of Incorporation which accurately copy the Articles of Incorporation and all amendments thereto that are in effect to date and as further amended by such Amended and Restated Articles of Incorporation as hereinafter set forth and which contain no other change in any provision thereof. The Amended and Restated Articles of Incorporation were adopted on February 1st, 2016 by the approval of the holders of a majority of the Corporation's issued and outstanding common stock entitled to vote thereon, in accordance with Section 78.390 of the NRS, and any written notice required by Section 78.390 of the NRS has been given.

ARTICLE TWO

The Articles of Incorporation of the Corporation are hereby amended and superseded in their entirety by these Amended and Restated Articles of Incorporation (these "***Articles of Incorporation***") as follows:

"ARTICLE ONE: NAME AND CLASSIFICATION

The name of the Corporation is "The Chron Organization, Inc."

ARTICLE TWO: DURATION

The Corporation's period of duration is perpetual.

ARTICLE THREE: PURPOSE

The purpose for which the Corporation is organized is to transact any and all lawful business for which corporations may be incorporated under Chapter 78 of the NRS.

ARTICLE FOUR: PREEMPTIVE RIGHTS DENIED

Except as otherwise expressly set forth in these Articles of Incorporation, no holders of any shares of stock (whether now or hereafter authorized) of the Corporation shall, as such holders, have any preemptive or preferential right to receive, purchase, or subscribe for (a) any unissued or treasury shares of any class of stock (whether now or hereafter authorized) of the Corporation; (b) any obligations, evidence of indebtedness, or other securities of the

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Corporation, whether convertible into or exchangeable for, or carrying or accompanied by any rights to receive, purchase, or subscribe for, any such unissued or treasury shares; (c) any right of subscription for or to receive, or any warrant or option for the purchase of, any of the foregoing securities; or (d) any other securities that may be issued or sold by the Corporation.

ARTICLE FIVE: STOCK

A. CAPITAL STOCK.

The Corporation is authorized to issue two classes of stock to be designated, respectively, "***Common Stock***" and "***Preferred Stock***." The total number of shares which the Corporation is authorized to issue is one billion five hundred ten million (1,510,000,000) shares, each with a par value of $0.001 per share. One billion (1,000,000,000) shares shall be Class A Common Stock, ten million (10,000,000) shares shall be Class B Common Stock, and five hundred million (500,000,000) shares shall be Preferred Stock. All shares of the Corporation's Common Stock that are issued and outstanding as of the date of the filing of these Amended and Restated Articles of Incorporation with the Secretary of State of the State of Nevada (the "***Filing Date***") shall be classified as shares of Class A Common Stock.

B. PREFERRED STOCK

The Board of Directors of the Corporation (the "***Board***") may issue Preferred Stock from time to time in one or more series. The Board of the Corporation is hereby authorized to adopt a resolution or resolutions from time to time, within the limitations and restrictions stated in these Articles of Incorporation, to fix or alter the voting powers, designations, preferences, rights, qualifications, limitations and restrictions of any wholly unissued class of Preferred Stock, or any wholly unissued series of any such class, and the number of shares constituting any such series and the designation thereof, or any of them, and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

ARTICLE SIX: COMMENCING BUSINESS

The Corporation will not commence business until it has received consideration for the issuance of its stock amounting to $1,000.00 in value consisting of money, labor done, or property actually received, or any combination thereof.

ARTICLE SEVEN: VOTING

Except where otherwise provided in these Articles of Incorporation or Bylaws of the Corporation, the holders of Common Stock shall have exclusive voting rights and powers at stockholders' meetings, including the exclusive right to notice of such stockholders' meetings. Except as otherwise provided herein or required by applicable law, on all matters presented to the stockholders of the Corporation for a vote, each share of Class A Common Stock shall have one vote and each share of Class B Common Stock shall have 100 votes, and the shares of Class A Common Stock and Class B Common Stock shall vote together as a single class.

ARTICLE EIGHT: CUMULATIVE VOTING

Cumulative voting for the election of directors is prohibited.

ARTICLE NINE: VOTING PROCEDURES

Nothing contained in this Article Nine is intended to require stockholder authorization or approval of any action of the Corporation whatsoever unless such authorization or approval is specifically required by the other provisions of these Articles of Incorporation, the Bylaws of the Corporation, or Chapter 78 of the NRS. Any action that may be taken, or is required by Chapter 78 of the NRS to be taken, at any annual or special meeting of the stockholders of the Corporation may be taken without a meeting, without prior notice, and without a vote if a written consent or consents setting forth the action so taken shall be signed by the holder or holders of shares having not less than the minimum number of votes that otherwise would be necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and all of such shares were voted.

ARTICLE TEN: INTERESTED PARTIES

A contract or transaction between the Corporation and any other Person (as used herein the term "***Person***" shall mean an individual, firm, trust, estate, partnership, joint venture, association, corporation, political subdivision or instrumentality, or other entity) shall not be affected or invalidated by the fact that (i) any director, officer, or security holder of the Corporation is also a party to, or has a direct or indirect interest in, such contract or transaction; or (ii) any director, officer, or security holder of the Corporation is in any way connected with such other Person or with any of its officers or directors.

Every person who may become a director of the Corporation is hereby relieved from any liability that might otherwise exist from contracting with the Corporation for the benefit of himself or herself or of any Person in which he or she has any interest, whether or not the interested director's presence at a meeting or his or her vote or votes were necessary to obligate the Corporation in such transaction, if such interest shall have been disclosed to, or known to, the Corporation's directors or stockholders who shall have approved such transaction.

ARTICLE ELEVEN: INDEMNIFICATION

The Corporation shall, to the fullest extent permitted by law, (i) indemnify any person who was, is, or is threatened to be made a named defendant or respondent to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, any appeal in such action, suit, or proceeding, and any inquiry or investigation that could lead to such an action, suit, or proceeding, because such person is or was a director or officer of the Corporation, or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, against judgments, penalties, (including excise and similar taxes), fines, settlements, and reasonable expenses (including attorneys' fees) actually incurred by such person in connection with such action, suit, or proceeding, and (advance reasonable expenses to such person in connection with such action,

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suit, or proceeding. The rights provided in this Article shall not be deemed exclusive of any other rights permitted by law or to which such person may be entitled under any provision of the Bylaws of the Corporation, a resolution of the stockholders or directors of the Corporation, an agreement, or otherwise, and shall inure to the benefit of the heirs and legal representatives of such person. No repeal or modification of this Article shall adversely affect any right or protection of a director or officer of the Corporation existing by virtue of this Article at or prior to the time of such repeal or modification.

ARTICLE TWELVE: REPURCHASE OF STOCK

The Corporation is authorized to purchase, directly or indirectly, its own shares of stock to the extent of the surplus available therefor, without submitting such purchase to a vote of the stockholders of the Corporation.

ARTICLE THIRTEEN: AUTHORITY TO BORROW

The Board is expressly authorized, without the consent of the stockholders, except so far as such consent is herein or by law required, to issue and sell or otherwise dispose of, for any purpose, the Corporation's bonds, notes, debentures, or other securities or obligations, upon such terms and for such consideration as the Board shall deem advisable, and to authorize and cause to be executed mortgages, pledges, charges, and liens upon all or part of the real and personal property rights, interests, and franchises of the Corporation, including contract rights, whether at the time owned or thereafter acquired.

ARTICLE FOURTEEN: REGISTERED OFFICE AND AGENT

The address of the registered office of the Corporation is 1645 Village Center Circle, Suite 170, Las Vegas, Nevada 89134. The name of its registered agent at such address is Vcorp Services, LLC.

ARTICLE FIFTEEN: DIRECTORS

Except where otherwise provided in these Articles of Incorporation, the number of directors that shall constitute the whole Board shall be fixed by, or in the manner specified in, the Bylaws of the Corporation. The Board is expressly and exclusively empowered to adopt, amend or repeal the Bylaws of the Corporation. The Board of Directors as of the Filing Date shall consist of two seats, which as of the Filing Date shall be filled by Byron Young and Alex Rodriguez. The term of each director elected prior to the third anniversary of the Filing Date shall expire on the third anniversary of the Filing Date. Commencing on the third anniversary of the Filing Date, each member of the Board shall be elected for a term of one year or, if later, until his or her successor is elected.

ARTICLE SIXTEEN: LIMITATION OF DIRECTOR LIABILITY

No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for any act or omission in such director's capacity as director, except to the extent such director is found liable for (i) breach of such director's duty of loyalty to the Corporation or its stockholders; (ii) an act or omission not in good faith that constitutes a breach

of duty of such director to the Corporation or an act or omission that involves intentional misconduct or a knowing violation of the law; (iii) a transaction from which such director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of such director's office; or (iv) an act or omission for which the liability of the of a director is expressly provided by an applicable statute. No repeal or modification of this Article shall adversely affect any right or protection of a director of the Corporation existing by virtue of this Article at or prior to the time of such repeal or modification."

ARTICLE THREE

Each such amendment made by these Amended and Restated Articles of Incorporation has been effected in conformity with the provisions of Chapter 78 of the NRS and the Articles of Incorporation and Bylaws of the Corporation, and such Amended and Restated Articles of Incorporation and each such amendment made hereby were duly adopted by the stockholders of the Corporation on February 1st, 2016.

IN WITNESS WHEREOF, the undersigned has caused these Amended and Restated Articles of Incorporation to be executed on February 1st, 2016.

[signature]

Alex Rodriguez, President